Exhibit 10-ll

Summary of

Director Compensation

Set forth below is a summary of the compensation paid by MEMC Electronic Materials, Inc. (the “Company”) to its directors.

Fees. Outside directors receive the following fees for their services on the Board of Directors and its Committees:

$12,000 annual Board retainer

$10,000 additional retainer for Chairman of the Board

$10,000 additional retainer for Chairman of the Audit Committee and $5,000 additional retainer for each member of the Audit Committee

$5,000 additional retainer for Chairman of the Compensation Committee and for Chairman of the Nominating and Corporate Governance Committee

$1,000 for each Board meeting and each Committee meeting attended

Equity Compensation. Annual equity compensation is granted as follows:

Upon initial election to the Board, outside directors who are not affiliated with Texas Pacific Group, Leonard Green & Partners and TCW/Crescent Mezzanine Management III LLC receive a grant of non-qualified stock options to purchase 30,000 shares of MEMC common stock at an exercise price per share equal to the fair market value per share on the date of grant. These options vest ratably over three years. The grant of these stock options in the initial year of service on the Board is in lieu of the award of restricted stock units (RSUs) described below.

Each year outside directors are awarded RSUs for shares of our common stock. The RSUs vest ratably over two years. Each year, RSUs are awarded in an amount such that the number of underlying shares of MEMC common stock has a total value of between $55,000 and $60,000 on the date the award is granted. Notwithstanding the foregoing, in 2003 we did not have a plan from which the RSUs could be issued. As a result, at the 2004 annual stockholders’ meeting, we sought and obtained stockholder approval to amend our equity incentive plans to provide for grants of RSUs. On April 27, 2004, following stockholder approval of these amendments, we awarded our outside directors who were serving on the Board in July 2003 RSUs to purchase 5,000 shares of common stock as compensation for service during 2003. Fifty percent (50%) of these RSUs vested in July 2004 and the remaining fifty percent (50%) will vest in July 2005. In addition, on July 26, 2004, we awarded our outside directors RSUs to purchase 6,800 shares of common stock. Fifty percent (50%) of these RSUs will vest in July 2005 and the remaining fifty percent (50%) will vest in July 2006. Mr. Chapus declined all RSUs awarded to him in 2004.